UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported):  November 12, 2010

PriceSmart, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-22793	33-0628530
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9740 Scranton Road, San Diego, CA 92121
(Address of Principal Executive Offices, including Zip Code)

Registrant’s telephone number, including area code: (858) 404-8800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2)(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.05.    Amendments to the Registrant’s Code of Ethics, or Waiver of a Provision of the Code of Ethics

On November 11, 2010 the Company’s Board of Directors (with interested directors abstaining) waived any inconsistencies with the Company’s Code of Business Conduct and Ethics (the “Code”) related to certain directors’ conflicts of interest regarding the transactions described in Exhibit No. 99.1 attached hereto, to the extent the Board had not previously approved a waiver of the Code with respect to such transactions and to the extent such transactions would constitute a violation (as to one or more directors) of the conflict of interest provisions of the Code. Also, on November 8, 2010 the Audit Committee of the Company’s Board of Directors approved the related-party nature of such transactions to the extent it had not previously approved such transactions. The Board and Audit Committee specified that such waiver and approval would have retroactive effect to the date of commencement of the transactions covered by such waiver and approval.

 Item 9.01.   Financial Statements and Exhibits

(c)	The following exhibit is furnished herewith:

Exhibit No.	Description
99.1	Summary of Related Party Transactions approved by Independent Directors and Audit Committee.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 12, 2010	/S/ JOHN M. HEFFNER
John M. Heffner
Executive Vice President and Chief Financial Officer
(Principal Financial Officer and
Principal Accounting Officer)

EXHIBIT INDEX

Exhibit Number	Description
99.1	Summary of Related Party Transactions approved by Independent Directors and Audit Committee.

Exhibit 99.1

Summary of Related Party Transactions approved by Independent Directors and Audit Committee

Relationships with Edgar A. Zurcher: Mr. Zurcher has been a director of the Company since October 15, 2009 and also served as a director of the Company from November 2000 to February 2008. Mr. Zurcher is a director of a company that owns 40% of Payless ShoeSource Holdings, Ltd., which rents retail space from the Company. The Company recorded approximately $1.2 million in rental income for this space during the fiscal year ended August 31, 2010. Additionally, Mr. Zurcher is a director of Molinos de Costa Rica Pasta, from which PriceSmart purchases pasta and other products. PriceSmart paid approximately $271,000 for products purchased from this entity during the fiscal year ended August 31, 2010. Also, Mr. Zurcher is a director of Roma S.A. dba Roma Prince S.A. PriceSmart purchased products from this entity for approximately $2 million for the fiscal year ended August 31, 2010.

Relationships with Gonzalo Barrutieta:  Gonzalo Barrutieta has been a director of the Company since February 2008. Mr. Barrutieta is a member of the Board of Directors of Office Depot Mexico that operates Office Depot Panama which rents retail space from the Company. The Company recorded approximately $242,000 in rental income and maintenance charges for this space during the fiscal year ended August 31, 2010. Additionally, the Company anticipates the sale to Office Depot Panama of two surplus parcels of land in Panama, one being approximately 2,500 square matters at the Via Brasil site which is owned by the Company and to be sold at $800 per square meter, the second being approximately 2,424 square meters within the project at the Brisas site which is owned by the Company’s joint venture GolfPark Plaza S.A. and to be sold at $450 per square meter.

About PriceSmart

PriceSmart, headquartered in San Diego, owns and operates U.S.-style membership shopping warehouse clubs in Central America and the Caribbean, selling high quality merchandise at low prices to PriceSmart members. PriceSmart now operates 28 warehouse clubs in 11 countries and one U.S. territory (five in Costa Rica; four each in Panama and Trinidad; three each in Guatemala and Dominican Republic, two each in El Salvador and Honduras; and one each in Aruba, Barbados, Jamaica, Nicaragua and the United States Virgin Islands).

This press release may contain forward-looking statements concerning the Company's anticipated future revenues and earnings, adequacy of future cash flow and related matters.  These forward-looking statements include, but are not limited to, statements containing the words “expect,” “believe,” “will,” “may,” “should,” “project,” “estimate,” “anticipated,” “scheduled,” and like expressions, and the negative thereof.  These statements are subject to risks and uncertainties that could cause actual results to differ materially, including the following risks: the Company’s financial performance is dependent on international operations which exposes the Company to various risks; any failure by the Company to manage its widely dispersed operations could adversely affect its business; the Company faces significant competition; the Company may encounter difficulties in the shipment of, and risks inherent in the acquisition and importation of, merchandise to its warehouse clubs; the Company is exposed to weather and other natural disaster risks; declines in the economies of the countries in which the Company operates its warehouse clubs would harm its business; a few of the Company's stockholders own nearly 39% of the Company's voting stock, which may make it difficult to complete some corporate transactions without their support and may impede a change in control; the loss of key personnel could harm the Company’s business; the Company is subject to volatility in foreign currency exchange; the Company faces the risk of exposure to product liability claims, a product recall and adverse publicity; a determination that the Company's long-lived or intangible assets have been impaired could adversely affect the Company's future results of operations and financial position; although the Company takes steps to continuously review, enhance, and implement improvements to its internal controls, there may be material weaknesses or significant deficiencies that the Company has not yet identified; as well as the other risks detailed in the Company's U.S. Securities and Exchange Commission (“SEC”) reports, including the Company's Annual Report on Form 10-K filed for the year ended August 31, 2010 filed pursuant to the Securities Exchange Act of 1934 on November 9, 2010.  We assume no obligation and expressly disclaim any duty to update any forward-looking statement to reflect events or circumstances after the date of this presentation or to reflect the occurrence of unanticipated events.

For further information, please contact John M. Heffner, Principal Financial Officer and Principal Accounting Officer (858) 404-8826.